EXHIBIT 10-20

To:  Keith Chanter
        The Pines
        Burnhams Road
        Little Bookham
        Leatherhead
        Surrey KT23 3BB

Date: 22nd December, 2003

Dear Keith

Agreement on Variation of Your Terms and Conditions of Employment (“Agreement”)

I am pleased to set out below proposed terms which will form a variation to your contract of employment dated 26th September 1997 with Bristow Helicopter Group Limited (“the Company”), as varied by a letter to you from the Chairman of Bristow Helicopter Group Limited, dated 18th May, 1999 (together, “your existing terms and conditions”).

The background to the agreement of these terms is that the Company intends, under the Oil and Gas Plus Plan, to increase profitability and reduce future employment and pension costs and it is currently envisaged that this will happen by the end of June 2004. The implementation of this plan will necessitate a reorganisation which is very likely, ultimately, to lead to the termination of your employment. We have therefore agreed the following terms in order to incentivise you to continue to work diligently and enthusiastically for the Company:

1.	This Agreement sets out the payments which will be made to you by the Company on the achievement of various objectives set out at paragraph 1.2 below and on the termination of your employment.

1.1	Where paid, the payments set out in paragraphs 2.1 to 2.6 shall replace any other payments that might otherwise have been due to you under your existing terms and conditions in connection with the termination of your employment. For the avoidance of doubt, unless the payments referred to in paragraphs 2.1 to 2.6 are made to you, you shall remain entitled to receive your contractual notice or notice monies on termination of your employment in accordance with your existing terms and conditions.

1.2	With the exception of the payments referred to at paragraphs 2.5 and 2.6 below no payments shall be made under the terms of this Agreement unless there is agreement between the parties to this Agreement that the relevant management actions required to achieve the objectives as set out in the Oil and Gas Plus Plan and referred to in paragraphs 1.2.1, 1.2.2 and 1.2.3 have been substantially implemented. In this regard, the Company undertakes to act reasonably in its assessment of the extent of which the relevant management actions required to achieve the objectives of the Oil and Gas Plus Plan have been substantially implemented and you acknowledge your obligation to use your best efforts to deliver the objectives contained in the Oil and Gas Plus Plan. In the event that there is a dispute between the Sub Committee and you as to the degree to which the deliverables laid down in this clause have been achieved then you will have the right to view a copy of a resolution detailing the reasons why the deliverables have not been met, duly adopted by the affirmative unanimous vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, you have not met the objectives set under paragraphs 1.2.1, 1.2.2 or 1.2.3 specifying the particulars thereof in detail. The Board will consider each objective separately and decide whether the objectives set under paragraphs 1.2.1, 1.2.2 or 1.2.3 have been achieved. If the decision of the Board in relation to an objective is unanimous that the objective has not been achieved then no payment will be made for that specific objective but this will not prejudice the payment for the achievement of the other objectives. If the decision of the Board is not unanimous then the payment for the achievement of the objective laid out under paragraphs 1.2, 1.3 and 1.4 will be payable in full. For the avoidance of doubt the decision of the Board shall be regarded as final and you shall have no further recourse.

The management actions set out in the relevant parts of the Oil and Gas Plus Plan will be deemed to be substantially implemented when:

1.2.1	In so far as the Pension Fund Review is concerned, the accumulation of future pension benefits for employees who are members of the Bristow Staff Pension Scheme cease to be provided by a defined benefit scheme and are instead provided by a defined contribution scheme, with a Company contribution rate which shall not exceed 7% of employees salary excluding National Insurance taxes.

1.2.2	In so far as the reorganisation is concerned that the management shall implement the organisation changes agreed at the meeting on the 14th October 2003 of the Sub Committee, with subsequent amendments, and approved as amended at the board meeting of Offshore Logistics Inc. on 4th November, 2003. These changes are summarised at Appendix A and shall be deemed to be substantially complete when 90% of the staff reductions have occurred or have been irrevocably and contractually agreed between the Company and the employee concerned.

1.2.3	In so far as the reorganisation of the Technical Division is concerned the management actions are defined as being either:

1.2.3.1	The conclusion of the sale of the Search and Rescue (SAR), Bristow Technical Services, Pueblo and Republic of Singapore Air Force activities or such parts of these divisions as the Board reasonably deems acceptable under such terms and conditions as the Board reasonably deems acceptable or:

1.2.3.2	The delivery of a detailed plan detailing the future strategy with respect to the divisions noted in paragraph 1.2.3.1 which meets the approval of the Offshore Logistics Board, such approval having been given by the affirmative vote of not less than three-quarters of the entire membership of the Board. The strategy document is to specifically include an execution plan that details the actions required to deliver the key objectives of the strategy for these divisions.

1.3	It is explicitly agreed that, in deciding whether any of the objectives set out in clauses 1.2.1, 1.2.2 or 1.2.3 have been achieved, the Board may take into account, inter alia, the effects or potential effects on the Company’s or any Group Company’s profitability of a strike, go slow, overtime ban, work to rule or any other action or actions by employees of the Company that result or may result in significant disruption to the business and which the Board unanimously considers in good faith to have arisen as a consequence of the management actions undertaken by you, or at your direction, in connection with this Agreement and which the Board believes materially jeopardises the economic benefits which each of the objectives as set out in the Oil and Gas Plus Plan is designed to deliver.

Notwithstanding the foregoing, this Clause 1.3 shall be inoperative to the extent that, in seeking to deliver each of the objectives set out in Clauses 1.2.1, 1.2.2 and 1.2.3, you have agreed with the Board variations to the planned actions in order to avoid significant disruption to the business.

1.4	Notwithstanding the terms of Clause 1.3, if no actions to disrupt the Company’s or any Group Company’s business have occurred within 90 days of the achievement of each objective as set out in clauses 1.2.1, 1.2.2 and 1.2.3 and the Board has not received formal notification of any planned action, then the Board shall not further contemplate possible disruption of the Company’s or any Group Company’s business in deciding whether each payment as set out in Clauses 2.1, 2.2 or 2.3 shall be made.

2.	The relevant payments shall be made to you as follows:

2.1	On achievement of the Oil and Gas Plus Plan, insofar as it relates to the Pension Fund Review as set out in paragraph 1.2.1 above, an amount entitled “the Pension Payment” shall become payable. This amount is calculated by reference to current salary and bonus entitlement and is calculated at £103834. The Pension Payment will be paid to you (less applicable statutory deductions) within 90 days of the change to the rules of the Bristow Staff Pension Scheme implementing the management action referred to at paragraph 1.2.1 above becoming effective or upon termination whichever occurs first.

2.2	Upon the achievement of the objective set out in paragraph 1.2.2 you will become entitled to a further payment, “the Reorganisation Payment” equating to £103834 which will be paid to you (less applicable statutory deductions) within 90 days of such substantial implementation or upon termination whichever occurs first.

2.3	Upon the achievement of the objective set out in paragraph 1.2.3 you will become entitled to a further payment, “the Technical Services Payment” equating to £103834 which will be paid to you (less applicable statutory deductions) within 90 days of the sale agreements being signed by the Group and the purchaser for the business units described under paragraph 1.2.3. The Technical Services Payment amount will be reduced by 50% to £51917, if the sale envisaged under paragraph 1.2.3.1 does not take place but the strategy document presented under paragraph 1.2.3.2 is approved by the Board.

2.4	It is envisaged that your employment will terminate on substantial completion of the objectives referred to in paragraph 1.2 above. On such termination of employment whether by termination by the Company (or any Group Company) or by your resignation following agreement by the parties to this Agreement that the relevant management actions required to achieve the objectives set out in clauses 1.2.1, 1.2.2 and 1.2.3 have been substantially implemented and the payments referred to in Clauses 2.1, 2.2 and 2.3 are all either already paid or are owed to you, you shall be entitled to receive (in addition to the Pension Payment, the Reorganisation Payment and the Technical Services Payment) an extra payment (“the Termination Payment”).

2.5	The Termination Payment, which shall be paid to you less applicable statutory deductions and which shall be paid to you within 14 days of the date of such termination of your employment (“the Termination Date”), shall consist of a payment (“Payment A”) as calculated in accordance with the Schedule which forms part of this Agreement plus one years’ benefits payments (excluding pension contributions and car allowance). For the avoidance of doubt, this shall include the provision of continuing private medical insurance, life assurance and personal accident cover and the provision of motor vehicle insurance which shall continue for 12 months after the Termination Date, save that these payments shall cease pro rata should you commence alternative employment within 12 months of the Termination Date.

2.6	On the termination of your employment for any reason, you shall be entitled to receive (whether the objectives set out in paragraph 1.2 have been substantially achieved or not): any compensation previously deferred by you (together with any accrued interest of earnings thereon) and any accrued holiday pay (in each case insofar as it has not already been paid). These amounts will be paid to you (less applicable statutory deductions) within 14 days of the termination of your employment.

3.

Where your employment terminates in accordance with this Agreement, in addition to any payments set out in this Agreement, you will continue to be entitled to receive salary increases in accordance with the policy or practice with the Company or any Group Company, in relation to the period ending on the Termination Date.

4.

The Company will cooperate with any reasonable and legal proposals by you to procure that any payment made under the terms set out in this Agreement is paid to you in a tax efficient manner which may include, but is not necessarily restricted to, payment of all or part of such payment into a pension fund nominated by you.

5.

Following the Termination Date, the Company shall provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, with the costs not to exceed £30,000.

6.

The Company and OLOG confirm that they will procure that the Committee (as defined in Section 1.3 of the Offshore Logistics, Inc. 1994 Long-Term Management Incentive Plan (as amended) (“the Plan”) will exercise its discretion in respect of all options granted to you under the Plan (or otherwise) to provide for such options to vest in full on termination of your employment and remain exercisable for a period of 12 months from the Termination Date.

7.

Notwithstanding any provisions of your existing terms and conditions, you shall be free, following the Termination Date, to provide services, whether as an employee, contractor or other worker, to F B Heliservices Limited or any other company, business or person which assumes part or all of the business carried on by that company, and the Company shall not, and shall procure that no Group Company shall, attempt to prevent you from so providing services. Provided that, except as specifically contemplated in this Clause 7, Clause 16 (Non competition) of your existing terms and conditions shall stay in full effect.

8.

The Company shall ensure that appropriate directors and officers liability insurance is maintained in respect of your directorship of and/or office holding in the Company and any other Group Company. For the avoidance of doubt, this will include cover in respect of any claims made concerning your conduct as a director or officer prior to the Termination Date, which occur after the Termination Date.

9.

The Company will continue to fund all your legal expenses (and so far as is lawful, any fine which you may incur) in relation to the proceedings in the Greek courts arising out of the helicopter accident on 14 January 2001 and which have been brought against the directors and officers of Helitalia (“the Accident”) and will keep you fully and effectively indemnified against all costs, claims, liabilities and demands (including any legal fees) which you may incur in connection with the Accident, save to the extent that such indemnity is unlawful.

10.

Without prejudice to the other terms of this Agreement, the Company or OLOG may offer you a position as a Non-Executive Director and you shall be free to take up such a position without affecting the payment to you of any of the payments set out in this Agreement.

11.	In this Agreement:

11.1	“Board” shall mean the board of OLOG.

11.2	“Group Company” shall mean any holding company of the Company and any subsidiary of the Company or any such holding company where “holding company” and “subsidiary” have the meanings attributed to them in section 76 of the Companies Act 1985.

11.3	“Oil and Gas Plus Plan” shall mean the proposed changes to the business carried on by the Company as set out in a document entitled “Oil and Gas Plus Plan” presented to the Board on 9 July 2003.

11.4	“OLOG” shall mean Offshore Logistics, Inc., a Delaware corporation.

11.5	“Sub Committee” shall mean the sub committee of the Board elected on 9 July 2003 to oversee the conduct of the Oil and Gas Plus Plan.

12.

The validity, contribution and performance of the terms set out in this Agreement shall be governed and construed in accordance with English law. The Company and you submit to the exclusive jurisdiction of the Courts of England.

Please indicate your agreement to these terms by signing and dating this agreement and having it witnessed and returning a copy to me as soon as possible.

Kind regards

Yours sincerely

For and on behalf of the Company and OLOG

/s/ Jonathan Cartwright      Director, Bristow Helicopter Group Limited
Jonathan Cartwright

/s/ Kenneth Jones      Chairman, Offshore Logistics, Inc.,
Kenneth Jones

I agree to the Terms of this Agreement:

SIGNED and DELIVERED as a DEED   )

By KEITH CHANTER                              )           /s/ Keith Chanter       January 13, 2004

In the presence of:                                    )

Witness
Signature:              /s/ Sharon Smith

Witness
Name:                    Sharon Smith

Witness
Address:               Cayzer House, 30 Buckingham Gate, London SW1E 6NN

Witness
Occupation:        PA to Tim Ingram

Schedule

This Schedule sets out the calculation of Payment A referred to in Clause 2.5 of this Agreement.

Payment A shall comprise the aggregate of the following components.

		£	Note
(i)	Current salary	173,056	1.
(ii)	Pension contributions from the company calculated as to 16% of item (i) above	27,689	1.
(iii)	Bonus of 80% applied to item (i) above	138,445	1.
		339,190
(iv)	Current car allowance annualized	13,452	2.
	Total payment A	£352,642

Notes:

1.	Or such other amount to the extent that the current salary shall be increased as from 1 April 2004 as a result of the usual annual salary review process.

2.	Calculated as the monthly allowance of £1,121 multiplied by 12.

	Employee Numbers current at 09-Jul-03	Employee Numbers Target	Reduction (exc units to be t/ferred)	Annual Salary Savings k pa	Appendix A
Technical Services (Inc Redhill and International operations)	184	159.25	0		To be transferred to joint venture with FRA if transaction concluded
Redhill Corporate	67	11	56
European Division excluding SAR	592	555	37
SAR	95	90	0		To be transferred to joint venture with FRA if transaction concluded
European Division including SAR	687	645	42
International Management at Redhill	21	21	0
Olog Office additions		15	(15)
Total	959	851.25	83	£4,564

Notes

1.

The annual wage bill is expected to reduce by:              £ 2,885 k per annum

This does not include the effect of the new
contract gained in Holland to run the all SAR
provision for Nogepa. A further 20 people
would have been made Redundant had we not
won this new business leading to savings of:               £ 929 k per annum

In addition the savings in personnel for the Technical Unit have been estimated at: £ 750 k per annum
£ 4,564

2.

The effect of the pension fund changes is
expected to yield a saving in the money of
the day cash flows of:
     if all members elect to extend their working lives      £ 13.7 million
     if no members elect to extend their working lives      £ 20.4 million